Exhibit 99.2

Pending Merger of Mid Penn Bank and Miners Bank
Bringing the best in banking to our communities!

•	As of Wednesday, August 27, Mid Penn Bancorp, Inc. has signed a definitive agreement to acquire Phoenix Bancorp, Inc., parent company of Miners Bank.

•	Phoenix and Miners are both based in Minersville, Pennsylvania (located in Schuylkill County).

•	Miners Bank currently operates four branches in Schuylkill and Luzerne counties. Locations include Frackville, Hazleton, Minersville and Tremont. The bank also has a corporate office in Pottsville.

•	The acquisition is subject to customary closing conditions, including regulatory and shareholder approvals.

•	Phoenix stock is quoted on the OTC Markets under the symbol PXBP.

•	Phoenix Bancorp, Inc. has approximately $141 million in assets as of June 30, 2014.

•	Upon completion of its acquisition of Phoenix, Mid Penn intends to retain the Miners Bank name and its commitment to the community.

•	Current Mid Penn Bank branding will remain the same. Miners Bank branding will be updated to indicate the organization is a division of Mid Penn Bank.

•	At this time, there is no intention of closing any Mid Penn or Miners branches.

•	As regulatory requirements continue to increase expenses for community banks, we believe that merging with other organizations is the most viable option to streamline costs and improve efficiency.

•	Using each other’s strengths to enhance products, services and rates will help us create the best in banking for the footprints in which Mid Penn and Miners operate.

•	Miners Bank is highly regarded by its community and has been equally impactful to its neighbors as Mid Penn has been.

•	As one entity, we will be focused on showing the entire community our commitment to best serving its needs.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Mid Penn Bancorp, Inc. (“Mid Penn”) will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of Mid Penn common stock to be issued to the shareholders of Phoenix Bancorp, Inc. (“Phoenix”), Miners Bank’s bank holding company. The registration statement will include a joint proxy statement/prospectus, which will be sent to the shareholders of Phoenix and Mid Penn seeking their respective approvals of the merger. In addition, each of Mid Penn and Phoenix may file other relevant documents concerning the proposed merger with the SEC.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MID PENN, PHOENIX AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when they become available, through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus, when they become available, also may be obtained by directing a request by telephone or mail to Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061, Attention: Investor Relations (telephone: 717-692-7105) or Phoenix Bancorp, Inc., Rockwood Center, 1504 Rt. 61 South, Pottsville, Pennsylvania 17901, Attention: Investor Relations (telephone: 570-544-6438) or by accessing Mid Penn’s website at www.midpennbank.com under “Investors” or Phoenix’s website at www.theminersbank.com under “Phoenix Bancorp.” The information on Mid Penn’s and Phoenix’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Mid Penn, Phoenix and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of Phoenix and Mid Penn in connection with the merger. Information about the directors and executive officers of Mid Penn is set forth in the proxy statement for Mid Penn’s 2014 annual meeting of shareholders filed with the SEC on March 27, 2014. Additional information regarding the interests of the participants and other persons who may be deemed participants in the merger and description of their direct and indirect interests, by security holdings, may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available.